Exhibit 10(iii).27

AMENDMENT TO THE 1999

AMENDED AND RESTATED EQUITY PARTICIPATION PLAN

OF

SAFEWAY INC.

Adopted February 26, 2004

Safeway Inc., a Delaware corporation (the “Company”), adopted The 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the “Plan”), effective upon the approval of the Plan by the stockholders of the Company. The stockholders of the Company approved the Plan at the Company’s meeting of stockholders held on May 11, 1999. The Plan was amended to increase the aggregate number of shares of Common Stock issuable under the Plan by an amendment to the Plan adopted by the Board on February 25, 2003, and such amendment was approved at the Company’s meeting of stockholders on May 15, 2003.

The Company desires to amend the Plan to limit the period during which Awards (as defined in the Plan) may be granted or awarded under the Plan. Such limit is intended to satisfy the ten year term limit under New York Stock Exchange, Inc. (“NYSE”) Rule 303A.08 (Shareholder Approval of Equity Compensation Plans) applicable to “formula plans” (as defined in such Rule) that were approved prior to the effective date of such Rule (June 30, 2003). This Amendment of the Plan shall be effective as of the date of adoption by the Board of Directors of the Company. This Amendment shall be interpreted and applied in accordance with NYSE Rule 303A.08 and the ten year term limit of such Rule.

Section 11.2 of the Plan is hereby amended in its entirety as follows:

11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board, no action of the Administrator may (a) except as provided in Section 11.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan or (b) materially increase the benefits available to participants under the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Awards be granted or awarded under the Plan after the first to occur of the following events:

(a) The expiration of ten years from the date the Plan is adopted by the Board; or

(b) The expiration of ten years from the date the Plan is approved by the Company’s stockholders under Section 11.5.

For purposes of the preceding sentence, the adoption by the Board of an amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan, and the approval of such amendment by the stockholders of the Company within twelve months pursuant to Section 11.5, shall be treated as the adoption of the Plan by the Board, and the approval of the Plan by the Company’s stockholders, respectively. The Plan was amended to increase the aggregate number of shares of Common Stock issuable under the Plan by an amendment to the Plan adopted by the Board on February 25, 2003, and such amendment was approved by the stockholders of the Company on May 15, 2003. Accordingly, pursuant to this Section 11.2, no Awards may be granted or awarded under the Plan after February 24, 2013 (unless the Plan is further amended to increase the aggregate number of shares of Common Stock in accordance with this Section 11.2).

IN WITNESS WHEREOF, Safeway Inc. has hereunder adopted this Amendment to the Plan as indicated by the signature of its duly authorized officer this 26th day of February, 2004.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President & General Counsel

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